UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): April 4, 2008
MedQuist Inc.
(Exact Name of Issuer as Specified in Charter)

New Jersey (State or Other Jurisdiction of Incorporation or Organization)	0-19941 (Commission File Number)	22-2531298 (I.R.S. Employer Identification Number)

1000 Bishops Gate Blvd., Suite 300
Mt. Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)
(856) 206-4000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On April 4, 2008, the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) approved the Company’s 2008 Management Incentive Plan (the “Bonus Plan”). The Bonus Plan is substantially similar to the 2007 Management Incentive Plan described in the Company’s proxy statement filed with the SEC on December 17, 2007. Payouts under the Bonus Plan are based on each participant’s performance as well as the achievement of certain Company financial goals. The Company financial goals established by the Bonus Plan, though not guaranteed, are capable of being achieved if eligible participants meet or exceed their individual performance objectives, the Company performs according to its 2008 operating plan and the assumptions in the Company’s 2008 operating plan are proven correct.
     The 2008 base salary and the potential amount that could be earned by each of our named executive officers participating in the Bonus Plan (expressed as a percentage of base salary) is set forth in the table below:

		Potential
		Incentive	2008 Base
Name	Title	Compensation	Salary
Kathleen Donovan	Senior Vice President, Chief Financial Officer	45%	$386,250

R. Scott Bennett	Senior Vice President, Sales and Marketing	45%	$247,200

Mark Ivie	Chief Technology Officer	45%	$237,930

     Our other named executive officers (Howard Hoffmann and Frank Lavelle) do not participate in the Bonus Plan. Mr. Hoffmann is an employee of Nightingale and Associates, LLC (“Nightingale”). Nightingale provides management consulting services to the Company. Any incentive compensation related to the services provided by Mr. Hoffmann as our Chief Executive Officer and President is addressed in the Company’s agreement with Nightingale, which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Mr. Lavelle is no longer employed by the Company and therefore not eligible to participate in the Bonus Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: April 10, 2008	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel, Chief Compliance Officer and Secretary